CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Timothy Plan US Large/Mid Cap Core Enhanced ETF, one of the portfolios constituting The Timoth Plan, which are included in Form N-CSR for the year ended December 31, 2024 and to the references to our firm under the heading “Appendix A – Agreement and Plan of Reorganization” in the Combined Information Statement and Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 5, 2025